Exhibit 10.1

Certain confidential information contained in this document has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.	Execution Version

MARKETING AGREEMENT

This Marketing  Agreement (this “Agreement”), effective  as of  August 1, 2022  (the “Effective Date”), is by and between CytoSorbents Corporation, a corporation existing under the laws of Delaware, with offices at 305 College Road East, Princeton, New Jersey 08540, United States (“CytoSorbents”) and Fresenius Medical Care Deutschland GmbH, a corporation existing under the laws of Germany, with offices located at Else-Kroener-Strasse 1, 61352 Bad Homburg vor der Hoehe, Germany (“FMC”, together with CytoSorbents, the “Parties” and each, a “Party”).

WHEREAS, in accordance with the terms of this Agreement, FMC and CytoSorbents desire to work together to create broad market awareness of the compatibility between the FMC Platform and the CytoSorb Products and advance ICU access to the CytoSorb Products for use with the FMC Platform.

NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.DEFINITIONS. For purposes of this Agreement, the following terms have the following meanings:

1.1“Additional FMC Platform” means Xenios AG’s extracorporeal membrane oxygenation (ECMO) system (and associated tubing lines and disposables/kits).

1.2“Affiliates” means, with respect to a Party, any entity or person which directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under the common control with another entity or person. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with”, means the beneficial ownership of more than 50% of the issued share capital of a company or the legal power to direct or cause the direction of the general management of the company.

1.3“Applicable Law” means any national, supranational, multinational, provincial, federal, state or local law (in each case, whether statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, statute, regulation or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a governmental, federal, or regulatory authority that may be in effect during the Term and applicable to a particular activity or country or other jurisdiction hereunder.

1.4	“Claims” has the meaning set forth in Section 11.1.

1.5“Commercially Reasonable Efforts” means, in respect of a Party, that level of effort and resources to accomplish such objective or activity as such Party would normally use to accomplish a similar objective or activity under similar circumstances, it being understood and agreed that, in the case of FMC with respect to the promotion and marketing of the CytoSorb Products, such efforts and resources shall be consistent with those efforts and resources commonly used by FMC for the promotion and marketing of its own products under similar circumstances at a similar stage in their development or product life and of similar market potential based on conditions then prevailing.

Certain confidential information contained in this document has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

1.6“Confidential Information” means any information that is treated as confidential by a Party, or its Affiliates or Representatives, whether in oral, written, electronic or other form or media, whether or not such information is marked, designated or otherwise identified as “confidential,” and includes any information that due to the nature of its subject matter or circumstances surrounding its disclosure, would reasonably be understood to be non-public, confidential or proprietary. Confidential Information does not include information to the extent the Receiving Party can demonstrate by competent documentary evidence that such information:

(a) was already known by or in the possession of the Receiving Party or its Affiliates or their Representatives without restriction on use or disclosure before the receipt of such information directly or indirectly from or on behalf of the Disclosing Party; (b) was or is independently developed by the Receiving Party, without reference to or use of any of the Disclosing Party’s Confidential Information; (c) was or becomes generally known by the public other than as a result of any breach of this Agreement, or other wrongful act, of the Receiving Party or its Affiliates, or their Representatives; or (d) was or becomes available to the Receiving Party, or its Affiliates, or their Representatives received by the Receiving Party from a third party who was not, at the time, under an obligation to the Disclosing Party or its Affiliates or their Representatives or any other person or entity to maintain the confidentiality of such information.

1.7“CytoSorb Products” means CytoSorbents’ CytoSorb adsorber products set forth on Schedule 1.7.

1.8	“CytoSorbents” has the meaning set forth in the preamble to this Agreement.

1.9“CytoSorbents Marks” means the trademarks listed on Schedule 1.9, and any other trademarks as CytoSorbents may stipulate in writing.

1.10	“Disclosing Party” has the meaning set forth in Section 9.1.

1.11“FMC Platform” means mftPRO and multiFiltrate classic and any future acute dialysis platforms. When FMC certifies the technical compatibility between the CytoSorb Products and any of the Additional FMC Platform, the FMC Platform shall include such Additional FMC Platform.

1.12	“ICU” means Intensive Care Unit.

1.13	“Indemnified Party” has the meaning set forth in Section 11.1.

1.14	“Indemnifying Party” has the meaning set forth in Section 11.1.

1.15	“Initial Term” has the meaning set forth in Section 12.1.

1.16“Net Sales” means, with respect to a CytoSorb Product for any period, the total amount invoiced on sales of such CytoSorb Product during such period by CytoSorbents and its Affiliates in the Territory to Third Parties less the following deductions: [***]. In addition, if an invoice remains unpaid for [***] after issuance, CytoSorbents will deduct [***]. Net Sales shall not include [***]. Net Sales shall not include [***].

1.17	“Receiving Party” has the meaning set forth in Section 9.1.

Certain confidential information contained in this document has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

1.18	“Events” has the meaning set forth in Section 4.1(a).

1.19	“Renewal Term” has the meaning set forth in Section 12.1.

1.20“Representative” means a Party’s and its Affiliates’ employees, officers, directors, consultants and legal, technical and business advisors.

1.21	“Term” has the meaning set forth in Section 12.1.

1.22“Territory” means the entire world except for the United States of America (including its territories and possessions, any state of the United States of America and the District of Columbia).

1.23“Third Party” means any person or entity other than FMC, CytoSorbents and their respective Affiliates.

1.24	“USD” means United States Dollars.

2.	REGULATORY ACTIVITIES AND COMPATIBILITY.

2.1CytoSorb Products. As between the Parties, CytoSorbents shall have the sole right to conduct all regulatory activities with respect to the CytoSorb Products and shall use Commercially Reasonable Efforts to establish, maintain, and extend application possibilities of the CytoSorb Products in the ICU environment.

2.2FMC Platform. As between the Parties, FMC shall have the sole right to conduct all regulatory activities with respect to the FMC Platform and shall use Commercially Reasonable Efforts to maintain technical compatibility of the FMC Platform with the CytoSorb Products.

2.3Additional FMC Platform. The Parties will explore in good faith the possibility of FMC confirming the technical compatibility of the CytoSorb Products with the Additional FMC Platform.

2.4Changes. Promptly after (a) CytoSorbents becomes aware of a change to a CytoSorb Product or (b) FMC becomes aware that a change to the FMC Platform, in either case (a) or (b), that is required or will otherwise be made that would cause it to become incompatible with the other Party’s product (and in all cases at least [***] prior to making such change), such Party shall provide written notice to the other Party. Upon receipt of such notice, the Parties shall discuss such issue in good faith.  Notwithstanding anything to the contrary, if at any time, any of the CytoSorb Products and any of the FMC Platform are determined not to be compatible due to product changes or otherwise, the Parties shall cease marketing and promoting such non- compatible use.

3.	PRODUCT SUPPLY.

3.1CytoSorb Products. As between the Parties, CytoSorbents shall have the sole right (in its sole discretion) (a) to supply CytoSorb Products to the market at prices solely determined by CytoSorbents and (b) to provide technical expertise on the proper use of CytoSorb Products,

Certain confidential information contained in this document has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

and (c) to sell and fulfill orders for the CytoSorb Products. If customers direct orders for the CytoSorb Products to FMC as a result of the activities under this Agreement, FMC will promptly forward those orders to CytoSorbents. FMC shall have no right to enter into any agreements or other arrangements binding CytoSorbents (or its Affiliates) to supply any CytoSorb Products.

3.2FMC Platform. As between the Parties, FMC shall have the sole right (in its sole discretion) (a) to supply the FMC Platform to the market at prices solely determined by FMC, (b) to provide technical expertise on the proper use of the FMC Platform, and (c) to sell and fulfill orders for the FMC Platform. CytoSorbents shall have no right to enter into any agreements or other arrangements binding FMC (or its Affiliates) to supply the FMC Platform.

4.	MARKETING ACTIVITIES.

4.1Marketing Events.

(a)The Parties shall agree upon the events to be attended [***] by FMC for marketing the CytoSorb Products for use with the FMC Platform (the “Events”). The agreed [***] Events are listed in Schedule 4.1 attached hereto. FMC will be under the obligation to promote the CytoSorb product at these Events only if FMC also attends these Events with its own booth.

(b)FMC shall have the right to subcontract its obligations under this Agreement to its Affiliates or other Third Parties for purposes of the Events; provided that (i) such subcontracting shall not relieve FMC of its obligations hereunder and (ii) FMC shall be responsible and liable for any actions or inactions of such subcontractor as if it were its own.

(c)FMC will showcase CytoSorb Products at the FMC booth at each Event, using materials and messaging approved by CytoSorbents. To facilitate the marketing of the CytoSorb Products with FMC Platform, CytoSorbents shall provide FMC with dedicated marketing materials for the CytoSorb Products for use with the FMC Platform. CytoSorbents shall be responsible for the compliance of such marketing materials with Applicable Laws in the countries in the Territory for which their use is authorized by CytoSorbents, in particular but not limited to, applicable legal provisions on the advertising of medicinal products in such countries in the Territory.

4.2Subject to mutual agreement of the Parties, Events will also take place at medical conferences or at Party-sponsored medical symposia For Party-sponsored medical symposia, the Parties shall work in good faith to:

(a)develop an agenda to showcase the proper tools, training, and market awareness to encourage mutual use of the CytoSorb Products and the FMC Platform together;

(b)	secure meeting space and arrange logistics for the event;

(c)	identify and recruit potential speakers;

Certain confidential information contained in this document has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

(d)	identify and recruit customer attendees, including marketing the event; and

(e)	carry out Party-sponsored medical symposia.

For the avoidance of doubt, there shall be no obligation for FMC under this Agreement to carry out any such Party-sponsored medical symposia. Such Party-sponsored medical symposia shall only take place if there is mutual fit and prior agreement between the Parties, with such agreement to include the allocation of costs associated with such symposia (which shall be negotiated in good faith).

4.3	General Marketing Efforts.

(a)CytoSorbents will provide FMC personnel with training on the CytoSorb Products for the purposes of FMC’s promotion and marketing activities under  this Agreement and FMC shall ensure that such personnel receive such training before commencing such activities. For clarity, FMC staff shall not provide training on the CytoSorb Products to customers.

(b)FMC shall use Commercially Reasonable Efforts to promote and market the CytoSorb Products for use with the FMC Platform in the Territory. In addition, within [***] after the Effective Date, FMC will promote and market the use of the CytoSorb Products with the FMC Platform in the Acute Care Product section on the FMC website in a manner no less favorable to the CytoSorb Products than the manner in which FMC promotes and markets its own products. Such promotion and marketing activities shall include marketing messages in accordance with sub-section (c) below. When the CytoSorb Products are referenced on FMC’s website, FMC shall include the CytoSorbents Marks and a link to the CytoSorb website in a manner approved by CytoSorbents.

(c)During its promotion and marketing activities, FMC will use marketing messages provided to FMC by CytoSorbents (“CytoSorbents Marketing  Messages”) stating, among other things, that (i) the CytoSorb Products are a featured blood purification therapy on FMC critical care platforms, including for cytokine, bilirubin, and myoglobin reduction; (ii) the CytoSorb Products and [***] are complementary and not competing products; and (iii) the CytoSorb Products are compatible for use with the FMC Platform. FMC shall use CytoSorbents Marketing Messages in compliance with Applicable Laws, in particular but not limited to, applicable legal provisions on the advertising of medicinal products in the Territory.

(d)FMC will integrate technical information in its sale support materials for the FMC Platform describing the combination with the CytoSorb Products in a manner approved by CytoSorbents.

4.4Exclusion of Markets. This Agreement is not intended to cover, and FMC shall not conduct activities under or in relation to this Agreement outside the Territory.

4.5Virtual Events. The Parties may, as mutually agreed, conduct or attend any of the Events under this Agreement virtually or in-person.

Certain confidential information contained in this document has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

5.	FUTURE COLLABORATIONS.

5.1Within [***] after the Effective Date, the Parties shall establish a working group to identify and discuss new collaboration opportunities (e.g., [***], or [***]). For clarity, neither Party shall be required to enter into such new collaborations.

6.	LIMITATIONS.

6.1Marketing Materials.  Any reference to CytoSorb Products in FMC’s marketing materials must receive CytoSorbents’ prior written approval.

6.2	Compliance.

(a)As stated in the FRESENIUS MEDICAL CARE Code of Ethics and Business Conduct, FMC upholds the values of integrity and lawful conduct, especially with regard to anti-bribery and anti-corruption. FRESENIUS MEDICAL CARE upholds these values in its own operations, as well as in its relationships with business partners. FMC’s continued success and reputation depends on a common commitment to act accordingly. FMC and CytoSorbents commit to uphold these fundamental values by adherence to Applicable Laws.

(b)CytoSorbents represents that it  has read the FRESENIUS MEDICAL CARE Code of Ethics and Business Conduct (Code of Conduct) and the Business Partner Compliance Brochure (Business Partner Compliance Brochure) available on the FRESENIUS MEDICAL CARE website at https://www.freseniusmedicalcare.com/ en/about-us/compliance/our-code-of-ethics-and-business-conduct and https://www. freseniusmedicalcare.com/fileadmin/data/masterContent/pdf/About_us/Business_Partner _Trainings/Business_Partner_Compliance_Brochure/4_Business_Partner_Compliance_B rochure_EN.pdf. FMC and CytoSorbents agrees to adhere to the principles contained therein.

(c)In addition to the forgoing commitment, each Party confirms that it will inform the other Party immediately of any circumstances of which it becomes aware or should reasonably be aware which could amount to any bribery, corruption or undue influence-related conflict of interest between CytoSorbents and FMC and/or their respective employees by virtue of its actions or those of its employees.

(d)The Parties shall conduct all activities under this Agreement in compliance with all Applicable Law. If any antitrust, competition, or other law precludes any of the activities contemplated in this agreement for a given country or region in the Territory, the Parties shall not conduct such activity.

(e)FMC and its Affiliates shall conduct their business with the highest ethical standards, in compliance with all applicable rules and regulations.

6.3Third Party Agreements. FMC acknowledges that CytoSorbents may have agreements with third parties that preclude certain marketing and promotion activities with respect to the CytoSorb Products in certain countries in the Territory and, upon written notice from

Certain confidential information contained in this document has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

CytoSorbents,  FMC  shall  not  conduct  such  marketing  and  promotion  activities  under  this Agreement.

7.	LICENSES.

7.1	Trademark Licenses.

(a)Subject to compliance with Applicable Law and subject to, and in accordance with, the terms and conditions of this Agreement, CytoSorbents hereby grants to FMC a limited, terminable, non-exclusive, royalty-free, non-transferable, non- sublicensable license to use the CytoSorbents Marks in the performance of its obligations under this Agreement. CytoSorbents shall provide FMC with copies of the CytoSorbents Marks in an appropriate form for the uses mutually agreed to by the Parties under this Agreement in connection with the marketing and promotion of the CytoSorb Products for use with the FMC Platform. CytoSorbents shall have the right to approve the appearance, placement and manner of use of the CytoSorbents Marks in advance of their use. FMC agrees to use the CytoSorbents Marks solely in the form provided or approved in writing by CytoSorbents and to comply with any standards or guidelines regarding the usage or presentation of the CytoSorbents Marks which CytoSorbents may communicate from time to time, with any revisions to be effective upon written notice to FMC. FMC acknowledges that CytoSorbents or its Affiliate is the sole and exclusive owner of all right, title and interest in and the CytoSorbents Marks. CytoSorbents or its Affiliate shall retain all right, title, and interest in and to the CytoSorbents Marks, and any and all goodwill derived from the use of the CytoSorbents Marks shall inure solely to the benefit of CytoSorbents or its Affiliate. To the extent FMC acquires any trademark or trade dress rights on the basis of using the CytoSorbents Marks in commerce with the consequence that the marks have attained market recognition, FMC is obliged to transfer such trademark rights acquired by use to CytoSorbents or its Affiliate upon expiration or termination of this Agreement. FMC agrees that neither it nor its agents shall, during or after the Term, anywhere in the world, take any action that in CytoSorbents’ sole and absolute discretion impairs or contests or tends to impair or contest the validity of CytoSorbents’ or its Affiliates’ right, title and interest in and to the CytoSorbents Marks, including using, or filing an application to register, any word, mark, domain name, user name, hashtag, symbol or device, or any combination thereof, that is confusingly similar to or dilutes the distinctiveness of any of the CytoSorbents Marks.

(b)Except as expressly permitted pursuant to subsection (a) above, Section 4 or Section 9.5, FMC shall refrain from any use of CytoSorbents name, trade names, trademarks, service marks, designs or logos, including the CytoSorbents Marks, in any publication, press release, marketing or promotional materials, domain name, username, hashtag, web site or otherwise without the prior written approval of CytoSorbents, which may be granted or withheld at CytoSorbents’ sole discretion. FMC shall refrain from any use of the CytoSorbents Marks in a manner that threatens to damage the goodwill associated with the CytoSorbents Marks or which threatens to tarnish the reputation or otherwise unfavorably reflect upon CytoSorbents. FMC shall advise CytoSorbents of any instances of possible infringement or other violation of CytoSorbents’ rights in the CytoSorbents Marks that come to its attention during the Tenn.   FMC agrees to fully

Certain confidential information contained in this document has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

cooperate with CytoSorbents regarding any action CytoSorbents may take with respect to such infringement or violation. CytoSorbents shall have the exclusive right, exercisable in its sole and unlimited discretion, to institute in its own name and to control or settle actions against Third Parties relating to CytoSorbents’ rights, [***]. CytoSorbents shall be entitled to receive and retain [***] or [***].

(c)Except for the limited right to use the CytoSorbents Marks granted to FMC as set forth herein, no right, license or other interest with respect to any CytoSorbents Marks is granted under this Agreement.

(d)The Parties agree to cooperate in recording the trademark licenses with the local trademark authority and in providing notice to the local trademark authority about the expiration or termination of this Agreement, to the extent such recordation is required under local laws. FMC shall take any action to record these trademark licenses without the written consent of CytoSorbents.

7.2	No other License. Subject to Section 7.1:

(a)CytoSorbents retains all rights in and to the CytoSorb Products and its Confidential Information. This Agreement grants FMC no right or license under or to the CytoSorb Products or CytoSorbents’ Confidential Information except for use in connection with the marketing activities as expressly set forth in this Agreement.

(b)FMC retains all rights in and to the FMC Platform and its Confidential Information. This Agreement grants CytoSorbents no right or license under or to the FMC Platform or FMC’s Confidential Information.

8.	PAYMENTS AND RECORDS.

8.1Royalty. In accordance with this Section 8, CytoSorbents shall pay FMC 0.9% royalty on Net Sales of CytoSorb Products made during the Term in the Territory, which royalty rate is calculated based on a rate of 3% multiplied by 60% (based on the assumption that ICU sales make up 60% of CytoSorbents aggregate sales of CytoSorb Product in the Territory) multiplied by 50% (based on the assumption that 50% of CytoSorb Products are used with the FMC Platform in the ICU in the Territory). If the foregoing assumptions (or the assumptions used to calculate any amended royalty rate) change by more than [***], then the Parties will promptly, acting in good faith, amend the royalty rate in this Agreement to reflect such changed assumptions. For the purposes of the royalty calculation, all non-USD currency based sales will be converted to USD using CytoSorbents standard exchange rate methodology. CytoSorbents shall have no obligation to pay any amounts to FMC with respect to Net Sales of any CytoSorb Products (a) outside the Territory or (b) for any Net Sales prior to, or after the expiration of, the Term.

8.2Payments and Reports. CytoSorbents shall calculate all amounts payable to FMC pursuant to this Section 8 at the end of each calendar [***]. CytoSorbents shall provide a statement of the amount of Net Sales of each CytoSorb Product in the Territory during the applicable calendar [***] and a calculation of the amount of payment due on such Net Sales pursuant to Section 8.1 for such calendar [***]. This information shall be emailed to [***] of FMC and the royalty payment shall be paid to FMC with respect to a given calendar [***] within [***] after the end of

Certain confidential information contained in this document has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

such calendar [***]. As part of CytoSorbents’ annual audit of its financial statements, its independent auditors (WithumSmith+Brown, PC as of the Effective Date) will provide FMC with a letter certifying their review of the CytoSorbents-prepared reconciliation of the CytoSorb Product sales per the financial statements to the Net Sales of CytoSorb Product per the royalty calculation. If CytoSorbents’ independent auditors identify an underpayment of royalties to FMC in a particular period, CytoSorbents shall [***] If CytoSorbents’ independent auditors identify an overpayment to FMC in a particular period, CytoSorbents shall [***] pursuant to this Agreement; provided that, upon expiration or termination of this Agreement, FMC shall promptly [***] that have [***].

8.3Mode of Payment. All payments under this Agreement shall be made by a deposit of USD in the requisite amount to such bank account as FMC may from time to time designate by notice to CytoSorbents.

8.4Withholding Taxes. Where any sum due to be paid to FMC hereunder is subject to any withholding or similar tax, the Parties shall use their commercially reasonable efforts to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement or treaty. In the event there is no applicable double taxation agreement or treaty, or if an applicable double taxation agreement or treaty reduces but does not eliminate such withholding or similar tax [***].

8.5	Expenses. [***].

9.	CONFIDENTIALITY AND NON-DISCLOSURE.

9.1Confidentiality Obligations. Each Party (the “Receiving Party”) acknowledges that in connection with this Agreement it may gain access to Confidential Information of the other Party (the “Disclosing Party”). As a condition to being provided with Confidential Information, during the Term and for [***] thereafter, the Receiving Party shall:

(a)not use the Disclosing Party’s Confidential Information other than as strictly necessary to exercise its rights and perform its obligations under this Agreement; and

(b)maintain the Disclosing Party’s Confidential Information in strict confidence and, subject to Section 9.2, not disclose the Disclosing Party’s Confidential Information without the Disclosing Party’s prior written consent, provided, however, the Receiving Party may disclose the Confidential Information to its Representatives who (i) have a need to know the Confidential Information for purposes of the Receiving Party’s performance, or exercise of its rights concerning the Confidential Information, under this Agreement, (ii) have been apprised of this restriction, (iii) are themselves bound by written nondisclosure agreements at least as restrictive as those set forth in Section 9.1 and (iv) are not employees or consultants of competitors of the Disclosing Party (i.e., companies with products competitive with the CytoSorb Products or FMC Platform, as applicable, with respect to CytoSorbents as the Disclosing Party, the companies listed on Schedule 9.1, which may be amended by written notice from CytoSorbents from time to time), provided further that the Receiving Party shall be responsible for ensuring its Representatives’ compliance with, and shall be liable for any breach by its Representatives of, Section 9.1.

Certain confidential information contained in this document has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

(c)safeguard the Disclosing Party’s Confidential Information from use or disclosure other than as permitted hereby using measures at least as protective as the efforts it uses for its own Confidential Information (but in no case less than reasonable care).

9.2	Exceptions.

(a)If the Receiving Party becomes legally compelled to disclose any Confidential Information, the Receiving Party shall (i) provide prompt written notice to the Disclosing Party so that the Disclosing Party may seek a protective order or other appropriate remedy or waive its rights under Section 9 and (ii) disclose only the portion of Confidential Information that it is legally required to furnish. If a protective order or other remedy is not obtained, or the Disclosing Party waives compliance under Section 9, the Receiving Party shall, at the Disclosing Party’s expense, use reasonable efforts to obtain assurance that confidential treatment will be afforded the Confidential Information.

(b)The Receiving Party may disclose Confidential Information of the Disclosing Party to a third party if prior written approval for such disclosure is received from the Disclosing Party.

9.3Return of Confidential Information. Upon the effective date of the termination of this Agreement, and the Receiving Party shall, as soon as reasonably practicable, either (a) destroy all copies of such Confidential Information in its possession and confirm such destruction in writing to the Disclosing Party; or (b) deliver to the Disclosing Party, at the Disclosing Party’s expense, all copies of such Confidential Information in the possession of the Receiving Party; provided, that the Receiving Party shall be permitted to retain one copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder, as required by applicable law, or for archival purposes. Notwithstanding the foregoing, the Receiving Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.

9.4Use of Name. Except as expressly provided herein or as mutually agreed by the Parties in writing in connection with marketing activities hereunder, neither Party shall mention or otherwise use the name, logo, or trademark of the other Party or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of such other Party in each instance. The restrictions imposed by this Section 9.4 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the Disclosing Party’s counsel, is required by applicable law; provided, that such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably so as to provide a reasonable opportunity to comment thereon.

9.5Public Announcements. The Parties shall issue a joint press release promptly after the Effective Date in the form attached hereto as Schedule 9.5. In addition, FMC shall cooperate with CytoSorbents with respect to other ongoing press releases and investor relations communications that may be issued by CytoSorbents.  Except as provided in this Section 9.5,

Certain confidential information contained in this document has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

neither Party shall issue any public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other Party’s prior written consent, except for any such disclosure that is, in the opinion of the Disclosing Party’s counsel, required by applicable law or the rules of a stock exchange on which the securities of the Disclosing Party are listed (or to which an application for listing has been submitted). In the event a Party is, in the opinion of its counsel, required by applicable law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such Party shall submit the proposed disclosure in writing to the other Party as far in advance as reasonably practicable so as to provide a reasonable opportunity to comment thereon.

10.	REPRESENTATIONS AND WARRANTIES.

10.1Mutual Representations and Warranties. Each Party represents and warrants, as of the Effective Date, and covenants to the other Party that:

(a)the execution, delivery and performance of this Agreement by such Party have been duly authorized by all necessary action on the part of such Party;

(b)this Agreement, when executed and delivered by such Party in accordance with the provisions hereof, will be a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity;

(c)such Party’s execution, delivery and performance of this Agreement shall not constitute a violation, breach or default under any contract, instrument, obligation or agreement to which it is a Party or by which it is bound, and will not conflict with or violate any applicable law of any governmental authority having jurisdiction over it or its assets or property; and

(d)it shall comply with all applicable laws in connection with its performance of its tasks and obligations under this Agreement.

10.2Warranty Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE.

11.	INDEMNIFICATION AND LIMITATIONS OF LIABILITY.

11.1Indemnification. Each Party (the “Indemnifying Party”) hereby agrees to indemnify, defend and hold harmless the other Party (the “Indemnified Party”), its Affiliates and Representatives  from  and  against  all  third  party  liabilities,  claims,  damages,  losses,  costs,

Certain confidential information contained in this document has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

expenses, demands, suits and actions (including [***]) (collectively, “Claims”) arising out of or resulting from (a) the negligence or willful misconduct of the Indemnifying Party or its Affiliates, Representatives or subcontractors, (b) violation of Applicable Law by the Indemnifying Party or its Affiliates, Representatives or subcontractors in connection with its performance under this Agreement or (c) product liability arising from the Indemnifying Party’s products; except, in each case, to the extent the Claims are due to (i) the negligence or willful misconduct of the Indemnified Party or its Affiliates, Representatives or subcontractors, (ii) violation of law by the Indemnified Party or its Affiliates, Representatives or subcontractors in connection with its performance under this Agreement or (d) product liability arising from the Indemnified Party’s product.

11.2Indemnification Procedures. The Indemnified Party shall promptly notify the Indemnifying Party in writing of any Claims covered by Section 11.1. Promptly after receipt of such notice, the Indemnifying Party shall assume the defense of such Claim with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party, within a reasonable time after receipt of such notice, fails to assume the defense, then the Indemnified Party (or the indemnified persons or entities) shall have the right to undertake the defense, compromise and settlement of such Claim for the account and at the expense of the Indemnifying Party. The Indemnified Party shall provide reasonable assistance to the Indemnifying Party, [***], in connection with any Claim. The Indemnifying Party shall not (a) settle any Claim, (b) compromise any Claim, or (c) consent to the entry of any judgment, without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed.

11.3Limitation of Liability. EXCEPT FOR (A) INDEMNIFICATION UNDER SECTION 11 AND (B) AS PROVIDED IN SECTION 13.9, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, IN NO EVENT SHALL EITHER PARTY OR ITS AFFILIATES HAVE ANY DAMAGES OR LIABILITY TO THE OTHER PARTY, ANY OF ITS AFFILIATES OR ANY THIRD PARTY ARISING OUT OF, RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, PRODUCT LIABILITY OR OTHERWISE AND REGARDLESS OF WHETHER IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LIABILITY FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LIABILITIES OF ANY KIND OR FOR LOSS OF REVENUE OR PROFITS OR LOSS OF BUSINESS.

12.	TERM AND TERMINATION.

12.1Term. The initial term of this Agreement shall commence on the Effective Date and, unless earlier terminated pursuant to Sections 12.2 or 12.3, shall continue in full force and effect for three (3) years (the “Initial Term”). Unless this Agreement is earlier terminated pursuant to Sections 12.2 or 12.3, or a Party provides the other Party with notice of non-renewal at least [***] prior to the end of the Initial Term, this Agreement shall automatically extend for an additional period of two (2) years (the “Renewal Term”, and together with the Initial Term, collectively the “Term”).

12.2Termination for Convenience. Each Party may terminate this agreement for any or no reason upon [***] advance written notice to the other Party.

Certain confidential information contained in this document has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

12.3	Termination for Cause.

(a)Upon the occurrence of a material breach or default as to any obligation under this Agreement by either Party and the failure of the breaching Party to promptly cure (within [***] after receiving written notice thereof from the non-breaching Party) such material breach or default, this Agreement may be terminated by the non-breaching Party by giving written notice of termination to the breaching Party, such termination being immediately effective upon the giving of such notice of termination.

(b)Upon the filing of a petition in bankruptcy, insolvency or reorganization against or by either Party, or either Party becoming subject to a composition for creditors, whether by law or agreement, or either Party going into receivership or otherwise becoming insolvent, this Agreement may be terminated by the other Party by giving written notice of termination to the insolvent Party, such termination immediately effective upon the giving of such notice of termination.

12.4	Effect of Termination.

(a)Expiration or termination of this Agreement shall not relieve the Parties of any obligations accruing prior to the effective date of expiration or termination. Any expiration or termination of this Agreement shall not preclude either Party from pursuing all rights and remedies it may have under this Agreement at law or in equity with respect to any breach of this Agreement.

(b)On any expiration or termination of this Agreement, each Party shall promptly return the other Party’s Confidential Information in accordance with Section 9.3.

(c)On any expiration or termination of this Agreement, FMC shall cease all use of the CytoSorbents’ marketing materials and of the CytoSorbents Marks.

12.5Survival. The rights and obligations of the Parties set forth in the last four sentences of Section 7.1(a) and Sections 7.1(c), 9.1, 9.2, 9.3, 9.5, 10.2, 11, 12.4, 12.5, and 13, and any right, obligation or required performance of the Parties in this Agreement which, by its express terms or nature and context is intended to survive termination or expiration of this Agreement, shall survive any such termination or expiration.

13.	MISCELLANEOUS.

13.1Independent Contractors. The relationship between the Parties is that of independent contractors. Nothing contained in this Agreement shall be construed as creating any agency, partnership, joint venture or other form of joint enterprise, employment or fiduciary relationship between the Parties, and neither Party shall have authority to contract for or bind the other Party in any manner whatsoever.

13.2	Notices.

(a)All  notices,  requests,  consents,  claims,  demands,  waivers  and  other communications hereunder shall be in writing, shall be sent to the applicable address below

Certain confidential information contained in this document has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

(or such other address as the applicable Party shall have last given by notice to the other Party), and shall be deemed to have been given in accordance with this Section:

If to CytoSorbents:	CytoSorbents Corporation
305 College Road East
Princeton, NJ 08540
United States
Attention: Chris Cramer, VP Business Development
Email: [***]

Required copy to:	Phillip Chan, Chief Executive Officer
Email: [***]

If to FMC:	Fresenius Medical Care Deutschland GmbH
Else-Kpliner-Str 3
61352 Bad Homburg
Germany

Attention: Pete Newcomb, SVP Commercial
Operations Critical Care
Email: [***]

Required copy to:	Dr. Olaf Schermeier, Head of Critical Care and Ventures
Email: [***]

(b)Notices sent in accordance with this Section shall be deemed effectively given: (i) when received, if delivered by hand (with written confirmation of receipt); (ii) when received, if sent by a nationally recognized overnight courier (receipt requested); (iii) on the date sent by e-mail (with confirmation of transmission), if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (iv) on the fifteenth (15) business day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid.

13.3Entire Agreement. This Agreement, together with all Schedules, constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of an inconsistency between this Agreement and any agreed regional or country-specific activities, this Agreement shall control.

13.4Assignment. Neither Party shall assign or otherwise transfer any of its rights, or delegate or otherwise transfer any of its obligations or performance, under this Agreement, in each case whether voluntarily, involuntarily, by operation of law or otherwise, without the other Party’s prior written consent; provided that no such consent shall be required for assignment or transfer to

(a) [***] or (b) [***].  No delegation or other transfer will relieve the other Party of any of its obligations or performance under this Agreement. Any purported assignment, delegation or

Certain confidential information contained in this document has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

transfer in violation of this Section 13.4 is void. This Agreement is binding upon and inures to the benefit of the Parties hereto and their respective permitted successors and assigns.

13.5Amendment; Modification; Waiver. This Agreement may only be concluded, terminated or modified in writing. This writing requirement may also be effected by Portable Document Format (PDF) sent by electronic mail or by electronic signature, including but not limited to DocuSign/ AdobeSign/ CongaSign. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the waiving Party. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

13.6Force Majeure. Neither Party shall be held liable to the other Party nor be considered in breach of this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is results from causes beyond the reasonable control of the affected Party (such as embargoes, war, terrorism, insurrections, strikes, fire, floods, or other acts of God, or acts of any governmental authority). The affected Party shall notify the other Party of any such force majeure event as soon as reasonably practicable and shall promptly undertake all reasonable efforts to cure such force majeure events.

13.7Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon a determination that any term or other provision is invalid, illegal or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order  that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

13.8	Governing Law.

(a)This Agreement and all rights and obligations thereunder shall be exclusively governed and exclusively construed in accordance with [***], under explicit exclusion of its provisions on conflict of laws [***].

(b)Any and all disputes, claims or litigation arising from or related in any way to this Agreement, including its formation, shall be exclusively submitted to and resolved by the courts sitting in [***].

13.9Equitable Relief. Each Party acknowledges and agrees that the restrictions set forth in Sections 6 and 9 are reasonable and necessary to protect the legitimate interests of the other Party and that such other Party would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of such Sections may result in irreparable injury to such other Party for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of such Sections, the non-breaching Party

Certain confidential information contained in this document has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.

shall be authorized and entitled to seek from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, including specific performance, which rights shall be cumulative and in addition to any other rights or remedies to which such non-breaching Party may be entitled in law or equity. Both Parties agree to waive any requirement that the other (a) post a bond or other security as a condition for obtaining any such relief, and (b) show irreparable harm, balancing of harms, consideration of the public interest, or inadequacy of monetary damages as a remedy.

13.10Nonexclusive Remedies. Except if expressly set forth in this Agreement, all rights and remedies of the Parties provided under this Agreement are not exclusive and are in addition to any rights and remedies provided by law or in equity.

13.11Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission (to which a PDF copy is attached) shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

{SIGNATURE PAGE FOLLOWS}

Certain confidential information contained in this document has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K.	Execution Version

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement effective as of the Effective Date.

FRESENIUS MEDICAL CARE			CYTOSORBENTS CORPORATION
DEUTSCHLAND GMBH

By	/s/ Pete Newcomb	29.07.2022	By	/s/ Dr. Phillip Chan

Name:	Pete Newcomb		Name:	Dr. Phillip Chan
Title:	SVP ComOp Critical Care		Title:	Chief Executive Officer
July 31, 2022

By	/s/ Dr. Olaf Schermeier	29.07.2022
Name:		Dr. Olaf Schermeier
Title:		Head of Critical Care and Ventures

Signature Page to Marketing Agreement